UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 4, 2015

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 Technology Forest Blvd., The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on December 5, 2014, Opexa Therapeutics, Inc. (the “Company”) received a letter from the listing qualifications department staff of the NASDAQ Stock Market (“NASDAQ”) notifying the Company that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ listing rule 5550(a)(2).  The Company was initially provided 180 calendar days, or until June 3, 2015, to regain compliance with the minimum bid price rule, and on June 1, 2015, the Company requested an additional 180-day grace period to regain compliance with NASDAQ’s minimum bid price requirement because the Company’s stock has continued to trade below the $1.00 minimum closing bid price.

NASDAQ staff granted the Company’s extension request on June 4, 2015, and the Company now has until November 30, 2015 to achieve compliance with this listing standard (i.e., by the Company’s common stock maintaining a closing bid price of $1.00 per share or more for a minimum of ten consecutive business days during the additional grace period, or such longer period of time as the NASDAQ staff may require).

While the Company intends to actively monitor the closing bid price of its common stock and consider available alternatives, including implementing a reverse stock split, if necessary, there can be no assurance that the Company will be able to regain compliance.  In the event the Company is unable to regain compliance by November 30, 2015, or if it does not meet the other listing standards, NASDAQ staff could provide notice that the Company’s common stock will become subject to delisting, and in such event, the Company may request a hearing before the NASDAQ Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPEXA THERAPEUTICS, INC.

Dated: June 4, 2015	By:	/s/ Neil K. Warma
Neil K. Warma
President & Chief Executive Officer

3